Exhibit 10.1

MUTUAL RELEASE AND SETTLEMENT AGREEMENT

This Mutual Release and Resolution Agreement (“Agreement”) is entered into and effective as of the date the last party hereto executes this Agreement (the “Effective Date”), by and among Stanley Hills, LLC, a Nevada limited liability company (“Stanley”), together with AltCorp Trading, LLC, a Costa Rica limited liability company (“AltCorp”) and Surge Holdings, Inc., a Nevada corporation n/k/a SurgePays, Inc. (“Surge”), with Stanley and AltCorp each referred to herein as a “Plaintiff” and collectively as the “Plaintiffs,” and each above-identified entity referenced herein individually as a “Party” and collectively as the “Parties,” with respect to the litigation styled as AltCorp Trading, LLC, et al. v. Surge Holdings, Inc., Case No. A-20-823039-B (the “Action”), pending in Department 13 of the Eighth Judicial District Court for Clark County, Nevada (the “Court”). This Agreement is made pursuant to that certain Interim Agreement entered between and among the Parties on December 4, 2020 (the “Interim Agreement”).

I. RECITALS

This Agreement is made with reference to the following facts:

A. WHEREAS, Surge is a fully reporting publicly traded company traded on the Over the Counter exchange under the symbol SURG and is registered with the Securities and Exchange Commission as an issuer of publicly traded securities.

B. WHEREAS, VStock Transfer, LLC, a California limited liability company (“VStock”), is Surge’s sole stock transfer agent.

C. WHEREAS on June 23, 2020, AltCorp, Surge and additional parties entered into an Exchange Agreement (the “Exchange Agreement”), whereby Surge issued AltCorp five million five hundred thousand (5,500,000) shares of common stock in partial satisfaction of an outstanding obligation equal to two million seven hundred fifty thousand dollars ($2,750,000) (the “Principal Amount”), and further reserved twenty-two million (22,000,000) shares (the “Reserve Shares”) for Surge to transfer to AltCorp, subject to a true-up mechanism, which would guaranty the quantity of Surge common stock shares it received as of June of 2021 had a value equal to at not less than the Principal Amount.

D. Due to alleged material changes in Surge’s risk profile, alleged defaults under the Exchange Agreement, and decreasing stock prices, in September of 2020, AltCorp demanded that Surge increase the quantity of Reserve Shares to fifty million (50,000,000) shares of Surge common stock to assure AltCorp that the shares held in reserve would be sufficient to satisfy the Principal Amount; Surge declined AltCorp’s requests to increase the number of Reserve Shares without notice.

E. WHEREAS, on October 14, 2020, Plaintiffs filed the Complaint against Surge and VStock, commencing the Action.

F. WHEREAS, within the Complaint, Plaintiffs jointly or individually alleged claims for declaratory relief; failure to issue securities pursuant to NRS Chapter 104, Article 8 et seq.; concert of action; civil conspiracy; tortious interference of contractual relations; tortious interference of prospective economic advantage; breach of contract; breach of the implied covenant of good faith and fair dealing; unjust enrichment; fraudulent concealment; and appointment of receiver and injunction, (collectively, the “Plaintiffs’ Claims”) against Surge; Surge denied and continues to deny such allegations.

G. WHEREAS, On November 4, 2020, AltCorp filed an Ex Parte Motion to Appoint Receiver and Issue a Temporary Restraining Order on an Order Shortening Time (the “Receivership Motion”).

H. The Court heard from AltCorp and Surge at the Receivership Motion’s November 12, 2020 hearing on shortened time, and set a briefing schedule wherein Surge’s opposition to the Receivership Motion would be filed by November 17, 2020, and AltCorp’s reply filed by November 20, 2020; and the Court would resume its hearing on the Receivership Motion on November 23, 2020.

I. WHEREAS, Surge and AltCorp timely filed their respective opposition and reply briefs, with Surge answering the Complaint on November 17, 2020, and the Court heard further argument on the Receivership Motion on November 23, 2020

J. WHEREAS, On November 25, 2020, the Court entered a minute order (the “Minute Order”) granting in part AltCorp’s Receivership Motion, approving the appointment of a Receiver, and denying in part the Receivership Motion’s request for injunctive relief. The Minute Order instructed AltCorp and Surge to submit up to three proposed receivers to the Court by 5:00 p.m. on December 4, 2020, and to submit objections to such suggestions by 5:00 p.m. on December 9, 2020.

K. WHEREAS, On December 4, 2020, the Parties entered the Interim Agreement, which set forth the material terms of this Agreement, and the Parties further notified the Court through a joint letter submitted by their respective counsel that they were pursuing settlement of his matter, thus requesting that the deadlines set forth in the Minute Order be temporarily suspended.

L. WHEREAS, the Parties without admission of liability desire to compromise and resolve fully and finally all disputes and controversies among them arising out of, or in any way relating to the Plaintiffs’ Claims in the Action against Surge on the terms and conditions set forth herein. Surge denies any and all liability under the Plaintiffs’ Claims and asserts that it has viable grounds to appeal the Court’s determination expressed within its Minute Order. Plaintiffs assert that they have valid claims against Surge and are entitled to legal damages as well as injunctive and other equitable relief, including the installation of a receiver over Surge’s business. Nonetheless, in order to avoid the costs of litigation, the Parties have agreed and determined that it is in each of their best interests to settle and resolve the claims and contentions at issue within the Action as set forth in this Litigation.

M. WHEREAS, the Parties now enter this Agreement, based on the material terms expressed within the Interim Agreement, to resolve their disputes as follows.

II. AGREEMENT

For good and valuable consideration, receipt of which is mutually acknowledged, the Parties, intending to be legally bound by this Agreement, agree as follows:

1. Adoption of Recitals. The recitals set forth above are adopted as part of the agreement of the Parties, and the facts set forth therein are acknowledged and agreed to be true and correct.

2. Surge’s Payment to Plaintiffs.

2.1 As of the Effective Date, Surge agrees to issue and/or pay to AltCorp and/or its designee shares of its common stock in an amount equal to three million three hundred thousand dollars ($3,300,000) (the “Payment”) in resolution of the claims against Surge in this Action which are released hereunder arising from the Exchange Agreement and other agreements with Plaintiffs to which Surge is a party and are identified within the Complaint. Surge shall treat the Payment in accordance with generally accepted accounting principles (“GAAP”). The Payment shall be satisfied through the series of issuances of shares of Surge’s common stock to AltCorp and/or its designee as set forth within this Agreement. The shares shall be issued as unrestricted and free-trading upon delivery of a legal opinion to Surge. Any legal opinion required in order to remove any restrictive legends from the shares shall be provided by Surge at its own cost.

2.2 Surge may, in its sole and exclusive discretion, pay in cash to AltCorp and/or its designee the amount necessary to realize the outstanding amount due of the Payment after subtracting (a) all realized amounts from the prior sales of shares of Monthly Transferred Shares (as defined below) by AltCorp and/or its designee, and (b) the value of all unsold Monthly Transferred Shares held by AltCorp and/or its designee, at the time of Surge’s payment to AltCorp. Surge may make this prepayment of the outstanding balance due on the Payment at any time and without penalty. Prior to Surge’s delivery of any cash amounts to AltCorp pursuant to this Section 2, AltCorp will deliver statements or proofs (in the case of any sales outside the market) to Surge evidencing the aggregate trading or selling activity, realized amounts from sales of Monthly Transferred Shares, and Monthly Transferred Shares held by AltCorp and/or its designee.

3. Increase of Reserved Shares. As of the Effective Date and as a condition precedent to the effectiveness hereof, Surge increased the quantity of the Reserved Shares to thirty-three million (33,000,000) (the “Increased Reserved Shares Quantity”). For the thirty-three (33) months following the Effective Date, Surge shall not decrease the Increased Reserved Shares Quantity except as permitted by this Agreement in satisfaction of the obligations created hereunder.

4. Surge’s Transfer of Shares to AltCorp.

4.1 Within three (3) Trading Days of the first (1st) Trading Day of each calendar month after January 8, 2021, (the “Monthly Transfer Deadline”), for a period of thirty-two (32) months after January 8, 2021, Surge shall irrevocably instruct its transfer agent to transfer to AltCorp and/or its designee an amount of Surge’s common stock from the Increased Reserved Shares Quantity (the “Monthly Transferred Shares”) equal in value to one hundred thousand dollars ($100,000) (the “Value Amount”) per month for the thirty-two (32) months following January 8, 2021.

4.2 The Value Amount of the Monthly Transferred Shares by Surge’s transfer agent to AltCorp and/or its designee shall be equal to the quotient: (i) one hundred thousand dollars ($100,000) divided by (ii) the volume weighted average price of Surge’s common stock during the ten (10) trading days immediately preceding the Monthly Transfer Deadline (“VWAP”) (the “Monthly Valuation”).

4.3 The VWAP shall be as provided by the OTCQB, OTCQX, OTC Pink electronic quotation system or applicable trading market (the “OTC”) as reported by a reliable reporting service (i.e. Bloomberg) or, if the OTC is not the principal trading market for such security, the VWAP of such security on the principal securities exchange or trading market where such security is listed or traded. If the VWAP cannot be calculated for such security in the manner provided herein, Surge shall provide a calculation of the amount of shares of common stock to be issued to AltCorp and/or its designee as part of the Monthly Transferred Shares. In the event AltCorp and/or its designee disagrees with Surge’s calculations of any Monthly Valuation or the amount of shares to be transferred as part of Surge’s Monthly Transferred Shares for particular month, AltCorp and/or its designee shall have two (2) Trading Days to contest Surge’s calculation of the Monthly Valuation and/or Monthly Transferred Shares upon delivery of written notice to Surge, which shall include AltCorp and/or its designee’s proposed calculation of the Monthly Valuation and/or the quantity of Monthly Transferred Shares to be transmitted by Surge to AltCorp and/or its designee. If the Parties cannot thereafter agree upon the Monthly Valuation and/or quantity of Monthly Transferred Shares for that month, AltCorp and/or its designee and Surge each agree to allow Surge’s transfer agent to determine the appropriate Monthly Valuation and/or quantity of Monthly Transferred Shares to be issued to AltCorp and/or its designee as required hereunder.

4.4 On or prior to January 8, 2021, Surge shall provide this Agreement to VStock and furnish irrevocable transfer agent instructions to VStock and instruct VStock to issue shares to AltCorp and/or its designee on a monthly basis consistent with the terms set forth herein. In the event Surge should use any other transfer agent during the time it owes any obligations hereunder, Surge shall immediately notify such successor transfer agent(s) of the terms of the Interim Agreement and this Agreement, and furnish irrevocable instructions to such successor transfer agent(s) to increase the number of Reserve Shares to the Increased Reserved Share Quantity and to issue shares to AltCorp and/or its designee on a monthly basis consistent with the terms set forth herein.

5. Final Reconciliation of Monthly Transferred Shares and Payment. AltCorp and/or its designee shall deliver monthly brokerage records, trading statements and/or contracts of other proofs evidencing the trading and sale records of AltCorp (“AltCorp Monthly Statements”) to Surge via electronic mail within five (5) Trading Days of the date of receipt of Monthly Transferred Shares. At the end of the thirty-third (33rd) full month after the Effective Date, if AltCorp has not realized gross, pre-tax proceeds at least equal to the amount of the Payment, Surge shall transfer to AltCorp and/or its designee additional shares of Surge’s common stock necessary to satisfy the total Payment amount after subtracting (a) all realized amounts from the prior sales of shares of Monthly Transferred Shares by AltCorp and/or its designee, and (b) the value of all unsold Monthly Transferred Shares held by AltCorp and/or its designee based on the VWAP methodology and process for contesting the same expressed in Sections 4.2 and 4.3. Any shares Surge must issue to AltCorp under this Section 5 shall be promptly issued as unrestricted free trading shares of common stock upon Surge’s receipt of a timely legal opinion indicating the same. Prior to making a demand for additional shares of common stock from Surge under this Section 5, AltCorp shall deliver any remaining final AltCorp Monthly Statements to Surge which have not previously been delivered to Surge evidencing AltCorp’s aggregate trading or selling activities of the Monthly Transferred Shares, including all gross, pre-tax realized amounts derived from AltCorp’s trading of the Monthly Transferred Shares obtained from Surge. For the avoidance of doubt, if the balance of Increased Reserved Shares Quantity is not sufficient to meet the requirements of this Section 5, then Surge shall issue additional unrestricted free trading shares (upon Surge’s receipt of a timely legal opinion indicating the same at its own expense) to AltCorp and/or its designee as needed to effect the purposes of this Section 5.

6. Amendment of Underlying Exchange Agreement. The Exchange Agreement between Surge and AltCorp is deemed to be amended to incorporate the terms of this Agreement to the extent they amend or alter the terms of the Exchange Agreement. In the event of any conflict between the terms of the Exchange Agreement and the terms of this Agreement that amend or modify it, the provisions contained within this Agreement shall govern and prevail.

7. Resolution of the Action. Immediately upon the Effective Date, counsel for the Parties shall notify the Court that the Parties have resolved Plaintiffs’ Claims in the Action against Surge and that a stipulation and order for dismissal of Surge is forthcoming from the Parties. Within two (2) Trading Days of the Effective Date, the Parties shall enter a stipulation and order to dismiss only Plaintiffs’ Claims in the Action against Surge with prejudice, with each party to bear its own attorney’s fees and costs. Further, the Parties’ stipulation and order shall provide that no receiver shall be appointed in the Action and seek for the Court to vacate its Minute Order.

8. Material Reliance. Surge acknowledges that Plaintiffs are relying upon the terms of this Agreement and shall be structuring and planning their ongoing business in reliance upon the issuances of shares contemplated herein, as such, the Parties agree that any default of this Agreement by Surge or delay in the issuance of shares and contemplated herein will cause Plaintiffs to incur substantial economic damages and losses of types and in amounts which are impossible to compute and ascertain with certainty as a basis for recovery of actual damages, and that liquidated damages represent a fair, reasonable and appropriate estimate thereof. Accordingly, in lieu of actual damages for any such default or delay, Surge agrees that liquidated damages may be assessed and recovered against Surge in the event of delay or default hereunder, and without Plaintiffs being required to present any evidence of the amount or character of the actual damages sustained by reason thereof, in the amount of Twenty Thousand Dollars ($20,000) for each calendar day Surge is delayed in its performance of its obligations hereunder or is in default of this Agreement. Notwithstanding anything contained herein, the Plaintiffs shall provide Surge with written notice and four (4) business days opportunity to cure prior to imposing any liquidated damages provided in this Section 8.

9. Releases.

9.1 Plaintiffs’ Releases. As consideration for this Agreement and as of the Effective Date, Plaintiffs, their successors, heirs, and assigns, and all representatives, agents, and attorneys of the foregoing, do hereby release, waive, relinquish, disavow and forever discharges Surge and all of its respective successors, heirs, and assigns, and all employees, representatives, agents, vendors, and attorneys of the foregoing (collectively, the “Surge Released Parties”), of and from any and all claims, actions, or causes of action (including, without limitation, any claims for contract or tort damages, punitive damages, misrepresentation, violation of any law, statute, or administrative regulation, contribution, apportionment, equitable indemnity, express and/or contractual indemnity, unasserted claims, counter claims, or cross claims, and any other damages or loss or other form of relief), debts, demands, payments, rights, obligations, loss, judgments, awards, attorneys’ fees, costs, interests, damages, lawsuits, liabilities, claims for reimbursement for costs or expenses, offsets, counterclaims, and defenses to collection or enforcement, benefits and causes of action of whatever kind, nature or character, known or unknown, suspected, fixed or contingent, past, present, or future, in law or in equity, related only to Plaintiffs’ Claims in the Action against Surge. Notwithstanding the foregoing, this release will not be applicable to the obligations contained in this Agreement.

9.2 Surge’s Releases. As further consideration for this Agreement and as of the Effective Date, Surge, on behalf of its and its successors, heirs, and assigns, and all employees, representatives, agents, and attorneys of the foregoing, do hereby release, waive, relinquish, disavow and forever discharge Plaintiffs and all of their successors, heirs, and assigns, and all employees, representatives, agents, vendors, and attorneys of the foregoing (collectively, the “Plaintiffs’ Released Parties”), of and from any and all claims, actions, or causes of action (including, without limitation, any claims for contract or tort damages, punitive damages, misrepresentation, violation of any law, statute, or administrative regulation, contribution, apportionment, equitable indemnity, express and/or contractual indemnity, unasserted claims, counter claims, or cross claims, and any other damages or loss or other form of relief), debts, demands, payments, rights, obligations, loss, judgments, awards, attorneys’ fees, costs, interests, damages, lawsuits, liabilities, claims for reimbursement for costs or expenses, offsets, counterclaims, and defenses to collection or enforcement, benefits and causes of action of whatever kind, nature or character, known or unknown, suspected, fixed or contingent, past, present, or future, in law or in equity, related to Plaintiffs’ Claims in the Action against Surge. Notwithstanding the foregoing, this release will not be applicable to the obligations contained in this Agreement.

10. Unknown Claims. The releases by each Party set forth in Section 9 of this Agreement and its subparts are executed with the full knowledge and understanding by the Parties that there may be more serious consequences or damages as a result of Plaintiffs’ Claims in the Action against Surge, which are now not known, and that more serious and permanent consequences may result from Plaintiffs’ Claims in the Action against Surge. The Parties knowingly, voluntarily, and expressly waive, to the fullest extent permitted by law, any and all rights they may have under any statute or any common law principle that would limit the effect of the foregoing releases based upon their knowledge at the time they execute this Agreement. The Parties understand the provisions of this Section 10 and knowingly and voluntarily enter into this waiver with the intention of executing this Agreement to discharge the Plaintiffs’ Released Parties and Surge Released Parties, and each other, from Plaintiffs’ Claims in the Action against Surge.

11. No Admission of Liability. This Agreement is intended as a compromise of claims and shall be privileged as such a compromise to the maximum extent permitted by law. The Parties execute this Agreement with the express intention that this Agreement is not intended and shall not be construed as an admission of liability by any such Party.

12. Mutual Representations and Warranties. The Parties, and each of them, represent, warrant to, and agree with each other as follows:

12.1 Each Party has received or have had the opportunity to receive independent legal advice from attorneys of his or her choice with respect to the advisability of making the settlement and release provided herein, and with respect to the advisability of executing this Agreement.

12.2 Except as expressly stated in this Agreement, no Party has made any statement or representation to any other Party regarding any fact relied upon by any other Party in entering into this Agreement, and each Party specifically does not rely upon any statement, representation, or promise of any other Party in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.

12.3 Each Party has made such investigation of the facts pertaining to this settlement and this Agreement, and all the matters pertaining thereto, as each Party deems necessary.

12.4 The terms of this Agreement are contractual, not a mere recital, and are the result of negotiation among all the Parties.

12.5 This Agreement has been carefully read by, the contents hereof are known and understood by, and it is signed freely by, each Person executing this Agreement on behalf of a Party; and each Person executing this Agreement on behalf of a Party in a representative capacity is empowered to do so.

12.6 This Agreement has been drafted by both Parties and is to be construed neutrally and not for or against any Party.

12.7 Each Party agrees that such Party will not take any action which would interfere with the performance of this Agreement by any of the Parties or which would adversely affect any of the rights provided for herein.

13. Individual Representations and Warranties. One or more Parties to this Agreement make further and specific representations and warranties that are true and correct as of the Effective Date and shall remain true and correct until the time of performance contemplated under this Agreement is completed, unless otherwise specified below:

13.1 Surge’s Representations and Warranties.

13.1.1 As of the Effective Date and pursuant to the Interim Agreement, Surge has increased the Reserved Shares held by its transfer agent for the benefit of AltCorp and/or its designee to the Increased Reserved Share Quantity.

13.1.2 Surge’s Reserved Shares shall be used for the purposes of transferring Monthly Transferred Shares to AltCorp and/or its designee as contemplated within Section 4 and its subparts hereof.

13.1.3 Surge is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Surge is not in violation nor default of any of the provisions of its certificate of incorporation, bylaws or other organizational or charter documents. Surge is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, and no claim, action or proceeding of any kind has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

13.1.4 Surge has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and to otherwise to carry out its obligations hereunder and thereunder. This Agreement have been duly and validly authorized, executed and delivered on behalf of Surge and shall constitute the legal, valid and binding obligations of Surge enforceable against Surge in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by Surge of this Agreement and the consummation by Surge of the transactions contemplated hereby and thereby will not: (a) conflict with or violate any provision of Surge’s or any Subsidiary’s certificate of incorporation, bylaws or other organizational or charter documents; (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, result in the creation of any options, contracts, agreements, liens, security interests, or other encumbrances (“Liens”) upon any of the properties or assets of Surge or any of its Subsidiaries, or give to others any rights of termination, amendment, acceleration or cancellation of (with or without notice, lapse of time or both), any agreement, credit facility, debt, indenture or other instrument to which Surge or any of its Subsidiaries is a party or by which any property or asset of Surge or any of its Subsidiaries is bound or affected; or (c) result in a violation of any law, rule, regulation, order, judgment, decree or other restriction of any court or governmental authority (including federal and state securities or “blue sky” laws) applicable to Surge or any of its Subsidiaries or by which any property or asset of Surge or any of its Subsidiaries is bound or affected.

13.1.5 The Monthly Transferred Shares when issued and delivered in accordance with the terms of this Agreement, for the consideration expressed herein, upon receipt of a legal opinion indicating the same, will be free trading without encumbrances and duly and validly issued, fully paid and non-assessable.

13.1.6 Surge has filed all reports, schedules, forms, statements and other documents required to be filed by Surge under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) of the Exchange Act, for the two (2) years preceding the date hereof (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Surge included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved, except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of Surge and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

13.1.7 Neither Surge, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the shares of Surge common stock referenced within this Agreement.

13.2 AltCorp’s Representations and Warranties and Covenants.

13.2.1 AltCorp has the power and authority to bind its designee as necessary to make the representations and warranties contemplated under this Section 13.2 for and on behalf of its designee

13.2.2 AltCorp and/or its designee shall limit its trading of Monthly Transferred Shares to seven thousand five hundred dollars ($7,500) per day.

13.2.3 AltCorp and/or its designee shall trade or sell Monthly Transferred Shares using prudent trading strategies, as determined in the sole and exclusive discretion of AltCorp and/or its designee, so as to minimize any adverse effect on Surge’s share price; these trading strategies may include, but are not limited to, the use of variable methods for trading Surge’s common stock shares so that any such trading is not predictable by competitors and trading algorithms.

13.2.4 AltCorp and/or its designee covenants that neither it nor any Affiliate acting on its behalf or pursuant to any understanding with him will execute any Short Sales of Surge’s shares of common stock or hedging transaction, which establishes a net short position with respect to Surge’s common stock during the period commencing with the execution of this Agreement and ending upon the end of the thirty-fourth (34th) month following the Effective Date.

13.2.5 This Agreement has been duly and validly authorized, executed and delivered on behalf of AltCorp and/or its designee and shall constitute the legal, valid and binding obligation of AltCorp and/or its designee enforceable against AltCorp and/or its designee in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies. The execution, delivery and performance by AltCorp and/or its designee of this Agreement and the consummation by AltCorp and/or its designee of the transactions contemplated hereby and thereby will not: (a) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which AltCorp and/or its designee is a party or by which it is bound; or (b) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities or “blue sky” laws) applicable to AltCorp and/or its designee.

13.2.6 AltCorp and/or its designee is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act. AltCorp and/or its designee can bear the economic risk of its investment in the Shares and has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the shares of Surge common stock referenced herein.

13.2.7 AltCorp and/or its designee understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

14. Modification and Counterpart Copies. This Agreement may only be changed or modified by a written instrument executed by all the Parties, and any oral modification hereof shall be ineffective until reduced to such a writing. No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any Party, except as specifically set forth in this Agreement. All prior discussion and negotiations have been and are merged and integrated into, and are superseded by, this Agreement. So long as both Parties execute this Agreement, a copy of this Agreement, whether signed by one Party or both parties, shall have the same force, effect, and validity as an original Agreement executed by both Parties.

15. Attorneys’ Fees. Each Party shall bear its own attorney’s fees and costs related to the resolution of the Action, the negotiation and drafting of the Interim Agreement and this Agreement, and any other matters related to the settlement contemplated within and memorialized by this Agreement. Notwithstanding the foregoing, in the event suit is brought or an attorney is retained by any Party to this Agreement to enforce its terms, or to collect any damages due for breach hereof, each Party shall be solely and exclusively responsible for its own attorneys’ fees, court costs, costs of investigation, and other related expenses incurred in connection therewith. The Parties acknowledge and agree that each Party shall bear their own attorney fees, court costs, and other expenses that pertain in any way to the Dispute, the matters released above, and/or the negotiations for and the drafting of this Agreement.

16. Caption and Titles. The captions and titles contained in this Agreement are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend, or describe the scope of this Agreement or the intent of any provision hereof.

17. Construction of Agreement. Each of the Parties has read and agreed to the terms of the Agreement after consulting with counsel, and the language of this Agreement shall, therefore, not be presumptively construed either in favor of or against any of the Parties.

18. Governing Law and Forum. This Agreement shall be construed under, governed, and enforced in all respects, including interpretation, by the substantive laws of the State of Nevada without regard to Nevada’s choice-of-law provisions. In the event any Party seeks to enforce this Agreement or assert a claim for breach, each of the Parties hereby expressly consents to the exclusive jurisdiction of federal and state courts sitting in Clark County, Nevada to enforce the terms of this Agreement and to remedy any violation thereof, and the Parties consent to personal jurisdiction in such courts and waive any objection based on personal jurisdiction grounds or the doctrine of forum non conveniens.

19. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Parties, their respective agents, attorneys, executors, guardians, companies and Affiliates, partners, members, managers, officers, employees, heirs, successors, and assigns.

20. Assignment. Upon written notice to Surge, AltCorp may assign its rights to receive Monthly Transferred Shares hereunder without Surge’s consent, provided that such assignee shall sign consent to limit its trading consistent with the terms of this Agreement and be an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act, in which event such assignee shall be deemed to stand in the place of AltCorp with respect to such specific assigned rights and have made and affirmed the representations contained within Sections 12 and 13.2 hereof to Surge.

21. Relationship of Parties. Nothing in this Agreement shall be deemed or construed to constitute or create any agency, partnership, or affiliation agreement among or between any of the Parties; no Party shall have any power to obligate or bind the other Party in any manner whatsoever.

22. Purpose and Effect of Agreement. This Agreement is being entered into in compromise and resolution of claims, and nothing contained herein shall be deemed or construed to be an admission or acknowledgment of liability.

23. Waiver. No waiver by either Party of a breach or a default hereunder shall be deemed a waiver of a subsequent breach or default of a like or similar nature.

24. Currency. All statements of monetary value expressed within this Agreement shall be in United States Dollars unless otherwise specified.

25. Severability. If any term, clause, or provision hereof is held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect the validity or operation of any other term, clause, or provision and such invalid term, clause, or provision shall be deemed to be severed from the Agreement.

26. Definitions. For the purposes of this Agreement, the capitalized terms uses herein not previously defined shall have the following meanings:

26.1 “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person, it being understood for purposes of this definition that “control” of a Person means the power directly or indirectly either to vote 10% or more of the stock having ordinary voting power for the election of directors of such Person or direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

26.2 “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

26.3 “Securities Act” means the Securities Act of 1933, as amended.

26.4 “Short Sale” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

26.5 “Trading Day” means, as applicable, (a) with respect to all price or trading volume determinations relating to Surge’s common stock, any day on which such stock is traded on the OTC market or such other market where Surge’s shares of common stock may be traded, or, if the OTC market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which Surge’s shares of common stock are then traded, provided that “Trading Day” shall not include any day on which Surge’s common stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that Surge’s common stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Investor or (b) with respect to all determinations other than price determinations relating to the Common Stock, any day on which The New York Stock Exchange (or any successor thereto) is open for trading of securities.

Signature page follows.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the Effective Date.

STANLEY HILLS, LLC

By: Yossi Attia, Manager	Date

ALTCORP TRADING, LLC

By: Mauricio Lara, Manager	Date

SURGE HOLDINGS, INC. n/k/a SURGEPAYS, INC.

By: Brian Cox, Chief Executive Officer	Date